Exhibit 10.2

MANAGEMENT SERVICES AGREEMENT

Dated as of March 23, 2005

between

Pathmark Stores, Inc.

and

The Yucaipa Companies LLC

MANAGEMENT SERVICES AGREEMENT

THIS MANAGEMENT SERVICES AGREEMENT (this “Agreement”) by and between The Yucaipa Companies LLC, a Delaware limited liability company (“Yucaipa”), and Pathmark Stores, Inc., a Delaware corporation (the “Company”), is made and entered into as of March 23, 2005 and effective as of the closing of the Purchase Agreement (as defined below).

RECITALS

A.                                   The Company is in the business of operating supermarkets in Delaware, New Jersey, New York and Pennsylvania;

B.                                     The Company and certain affiliates of Yucaipa have entered into a Securities Purchase Agreement of even date herewith (the “Purchase Agreement”) providing for the purchase by affiliates of Yucaipa of investment units consisting of shares of common stock and warrants for the purchase of shares of common stock of the Company (the “Investment”);

C.                                     Yucaipa is experienced in the management of supermarket companies and has the ability to provide certain general business and financial advice and management services to the Company in connection with the operation of its business following the consummation of the Investment and the Company wishes to obtain the benefits of such advice and services.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and the mutual covenants of the parties hereto and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the undersigned parties agree as follows:

Section 1.                                            Management Services.

Subject to the provisions of this Agreement, and subject to the supervision of the Board of Directors of the Company (the “Board of Directors”), Yucaipa, through its members, employees or other designated representatives or agents (“Representatives”), shall provide the Company with general business and management consultation and advice regarding strategic planning and development, budgeting, capital expenditure strategy, store development plans, labor strategy, financing plans, general business and economic matters and such other similar management services as may be requested by the Board of Directors or the Company’s Chief Executive Officer from time to time.  As used herein, the Company refers to the Company and its subsidiaries, as the context requires.

Section 2.                                            Management Fees; Unallocated Expense Reimbursement.

Commencing on the date of the Closing, the Company shall pay to Yucaipa an aggregate annual fee, in consideration of the services rendered by Yucaipa pursuant to Section 1 above, equal to $3,000,000 (the “Annual Fee”), which fee shall be comprised of a management fee equal to $1,500,000 and an unallocated expense reimbursement of $1,500,000 (the “Expense Reimbursement”), which Expense Reimbursement shall be in addition to the monthly expense reimbursement payable to Yucaipa pursuant to Section 3 of this Agreement.  One-twelfth

(1/12th) of the Annual Fee shall be payable in advance on the first day of each calendar month; provided that a prorated portion of such fee will be payable in advance on the Closing of the Purchase Agreement for the partial month beginning on the Closing and ending on the last day of the then-current month.

Section 3.                                            Reimbursement of Expenses.

The Company shall reimburse Yucaipa for all of its reasonable documented out-of-pocket costs and expenses incurred in connection with the performance of its obligations under this Agreement; provided, that expenses incurred by Yucaipa for airplane travel shall be reimbursed at rates no greater than standard “business class” fares; provided, further, that the Company shall not be obligated to reimburse more than $500,000 of such expenses annually.  Yucaipa shall bill the Company for the amount of all such costs and expenses monthly.

Section 4.                                            Closing Fee; Transaction Expenses.

As an added inducement to Yucaipa to enter into this Agreement, at the Closing, the Company shall (i) pay to Yucaipa a closing fee equal to $3,000,000 and (ii) reimburse Yucaipa for up to $3,200,000 of reasonable, documented out-of-pocket costs, expenses and fees incurred or paid in connection with the negotiation of the Purchase Agreement and the Ancillary Agreements and the effectuation of the Transactions.

Section 5.                                            Additional Services.

The Company may, but shall not be obligated to, retain or employ Yucaipa as a consultant in connection with any acquisition or disposition transaction by the Company and in connection with debt or equity financings or equipment lease arrangements or any other services not contemplated by the Section 1 above. The Company shall pay to Yucaipa a cash fee for providing any consulting services in connection with acquisition or disposition transactions or debt or equity financings or other services referenced above, equal to 1% of the transaction value or amount of such financing, as the case may be, calculated as agreed upon by the parties.

Section 6.                                            Term of Agreement.

The initial term of this Agreement shall commence on the Closing and continue for a period of five (5) years, and shall thereafter be renewed annually for successive one (1) year terms (each, a “Renewal Term”) unless the Company provides written notice of non-renewal to Yucaipa at least ninety (90) days prior to the expiration of the initial term or any Renewal Term, as applicable.

Section 7.                                            Termination.

7.1                                 Termination by the Company.   The Company may elect to terminate this Agreement:

(a)                                  at any time following a determination of the Board of Directors of the Company to effect such a termination by giving Yucaipa at least ninety (90) days’ written notice of such termination;

(b)                                 if Yucaipa shall fail to reasonably perform any material covenant, agreement, term or provision of this Agreement to be kept, observed or performed by it (other than any failure or alleged failure occasioned by or resulting from force majeure, directly or indirectly) and such failure shall continue for a period of sixty (60) days after written notice thereof from the Company, which notice shall describe the alleged failure with particularity; or

(c)                                  at any time if, in connection with the performance of its duties hereunder, Yucaipa or any of its Representatives commits any act of fraud, dishonesty or gross negligence which is materially detrimental to the business or reputation of the Company as reasonably determined by the Board of Directors.

7.2                                 Termination by Yucaipa.  Yucaipa may elect to terminate this Agreement:

(a)                                  if the Company shall fail to reasonably perform any material covenant, agreement, term or provision of this Agreement to be kept, observed or performed by it (other than any failure or alleged failure occasioned by or resulting from force majeure, directly or indirectly) and such failure shall continue for a period of sixty (60) days after written notice thereof from Yucaipa, which notice shall describe the alleged failure with particularity;

(b)                                 if the Company shall fail to make any payment due to Yucaipa hereunder, if such payment is not made in full within thirty (30) days after written notice of such failure; or

(c)                                  at any time upon giving the Company at least ninety (90) days’ written notice of such termination.

7.3                                 Termination for Change of Control.  This Agreement may be terminated, at the election of either Yucaipa or the Company, if during the term hereof there shall have been a change in control of the Company, which for purposes of this Agreement shall be deemed to have occurred upon any of the following events:  (a) the acquisition after the Closing, in one or more transactions, of “beneficial ownership” (within the meaning of Rule 13d-3(a)(1) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) by any person (other than Yucaipa or any of its members or affiliates) or any group of persons (excluding any group which includes Yucaipa or any of its members or affiliates) who constitute a group (within the meaning of Section 13(d)(3) of the Exchange Act) of any securities of the Company such that, as a result of such acquisition, such person or group beneficially owns (within the meaning of Rule 13d-3(a)(1) under the Exchange Act) 51% or more of the Company’s then outstanding voting securities entitled to vote for a majority of the Board of Directors; or (b) the sale of all or substantially all of the assets or capital stock of the Company (including, without limitation, by way of merger, consolidation, lease or any other transfer) in a transaction or series of related transactions (excluding any sale to Yucaipa or any of its members or affiliates).  For purposes of this Section, “affiliate” shall mean any person controlled by, or under common control with, the specified person.

7.4                                 Payments upon Termination.

(a)                                  In the event of any termination pursuant to Section 7.1(a), Section 7.2(a), Section 7.2(b) or Section 7.3, the Company shall pay, or cause to be paid, to Yucaipa a cash termination payment of $10,000,000 (the “Termination Fee”); provided, however, that if such termination shall occur during any Renewal Term, in lieu of the Termination Fee, the Company shall pay, or cause to be paid, to Yucaipa a cash payment equal to that portion of the Annual Fee that would have been paid to Yucaipa under Section 2 hereof during the remaining portion of such Renewal Term.

(b)                                 The amounts, if any, which shall be due Yucaipa pursuant to Section 7.4(a) in the event of any such termination shall be due and payable to Yucaipa, in full, as of the date of such termination.  The parties intend that, should the foregoing payments be determined to constitute liquidated damages, such payments shall in all events be deemed reasonable.

7.5                                 Effect of Termination.  Upon any such termination of this Agreement the obligations of the parties hereunder shall also terminate, except (i) the Company shall continue to be obligated to Yucaipa for any payments to be received pursuant to Section 7.4(a), and for any unpaid costs, fees or expenses incurred prior to any such termination, (ii) the Company’s obligations under Section 8 hereof shall survive any such termination; and (iii) the provisions of Section 9 shall survive any such termination.

Section 8.                                            Indemnification.

(a)                                  The Company (the “Indemnifying Party”) agrees to indemnify and hold harmless Yucaipa and each of its affiliates, members, officers, agents and the employees of each of them (each an Indemnified Party” and collectively, the “Indemnified Parties”), from and against all losses, claims, damages, liabilities or obligations of any kind or nature (whether accrued or fixed, absolute or contingent, “Losses”) resulting from any existing or threatened claim, lawsuit or other proceeding by any person to which any Indemnified Party may become subject which arises out of the performance of the services to be provided hereunder, and will reimburse any Indemnified Party for all reasonable out-of-pocket costs and expenses (including reasonable counsel fees and disbursements) incurred by such Indemnified Party in connection with investigating or defending any such claim.  Each Indemnifying Party further agrees that the indemnification and reimbursement commitments herein shall apply whether or not such Indemnified Party is a formal party to any such lawsuit, claim or other proceeding.  The foregoing provision is expressly intended to cover reimbursement of reasonable legal and other expenses incurred in a deposition or other discovery proceeding.

Notwithstanding the foregoing, the Indemnifying Party shall not be liable to any Indemnified Party (a) in respect of any Losses to an Indemnified Party to the extent the same is determined, in a final judgment by a court having jurisdiction, to have resulted from the gross negligence or willful misconduct of such Indemnified Party or any material breach by such Indemnified Party of its obligations under this Agreement or (b) for any settlement effected by such Indemnified Party without the written consent of such Indemnifying Party, which consent shall not be unreasonably withheld.

In the event of the assertion against any Indemnified Party of any such claim or the commencement of any such action or proceeding, each Indemnifying Party shall be entitled to participate in such action or proceeding and in the investigation of such claim and, after written notice from such Indemnifying Party to such Indemnified Party, to assume the investigation or defense of such claim, action or proceeding with counsel of the Indemnifying

Party’s choice at the Indemnifying Party’s expense; provided, however, that such counsel shall be reasonably satisfactory to the Indemnified Party.  Notwithstanding anything to the contrary contained herein, the Indemnifying Party may retain one firm of counsel to represent all Indemnified Parties in such claim, action or proceeding; provided that the Indemnified Party shall have the right to employ a single firm of separate counsel (and any necessary local counsel) and to participate in the defense or investigation of such claim, action or proceeding, and the Indemnifying Party shall bear the expense of such separate counsel (and local counsel, if applicable), if (i) in the written opinion of counsel to the Indemnified Party use of counsel of the Indemnifying Party’s choice could reasonably be expected to give rise to a conflict of interest, (ii) the Indemnifying Party shall not have employed counsel reasonably satisfactory to the Indemnified Party to represent the Indemnified Party within a reasonable time after notice of the assertion of any such claim or institution of any such action or proceeding or (iii) the Indemnifying Party shall authorize the Indemnified Party to employ separate counsel at the Indemnifying Party’s expense.

(b)                                 If for any reason (other than the gross negligence or willful misconduct of an Indemnified Party referred to above) the foregoing indemnification is unavailable to any Indemnified Party or insufficient to hold it harmless as and to the extent contemplated by the preceding paragraph (a), then the Indemnifying Party shall contribute to the amount paid or payable by the Indemnified Party as a result of such Loss in such proportion as is appropriate to reflect the relative benefits received by the Indemnifying Party and its affiliates, on the one hand, and the Indemnified Party, as the case may be, on the other hand, as well as any other relevant equitable considerations.

Section 9.                                            Notices.

All notices, demands, requests, consents or approvals required or permitted to be given hereunder or which are given with respect to this Agreement shall be in writing and shall be personally served and mailed, registered or certified, return receipt requested, postage prepaid (or by a substantially similar method), or delivered by a reputable overnight courier service with charges prepaid, or transmitted by hand delivery, telegram, telex or facsimile, addressed as set forth below, or such other address as such party shall have specified most recently by written notice.  Notice shall be deemed given or delivered on the date of service or transmission if personally served or transmitted by telegram, telex or facsimile.  Notice otherwise sent as provided herein shall be deemed given or delivered on the third business day following the date mailed or on the next business day following the delivery of such notice to a reputable overnight courier service.

If to Yucaipa:                                                                       The Yucaipa Companies LLC

9130 W. Sunset Boulevard

Los Angeles, California 90069

Attention:  Robert P. Bermingham

If to the Company:                                           Pathmark Stores, Inc.
200 Milik Street
Carteret, New Jersey 07008
Attention: Chairman of the Board

with a copy to the General Counsel of the Company at the same address.

Section 10.                                      Miscellaneous.

10.1                           Entire Agreement; Amendments.  This Agreement contains all of the terms and conditions agreed upon by the parties hereto in connection with the subject matter hereof.  This Agreement may not be amended, modified or changed except by written instrument signed by all of the parties hereto.

10.2                           Assignment; Successors.  This Agreement shall not be assigned and is not assignable by any party without the prior written consent of each of the other parties hereto; provided, however, that Yucaipa may assign, without the prior consent of the Company, its rights and obligations under this Agreement to any partnership or limited liability company controlled by, or under common control with, Yucaipa, except that no such assignment shall relieve Yucaipa of any of its obligations hereunder, and provided further, that Yucaipa may assign the right to receive any payment hereunder (but not its duties and obligations hereunder) to any other person or entity.  Subject to the preceding sentence, this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective permitted successors and assigns.

10.3                           Governing Law.  This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York, without reference to the choice of law principles thereof.

10.4                           Attorneys’ Fees.  If any legal action is brought concerning any matter relating to this Agreement, or by reason of any breach of any covenant, condition or agreement referred to herein, the prevailing party shall be entitled to have and recover from the other party to the action all costs and expenses of suit, including attorneys’ fees.

10.5                           Relationship.  Nothing in this Agreement shall constitute or be construed to be a partnership or joint venture between the Company and Yucaipa.  To the extent appropriate to the duties and obligations hereunder, Yucaipa shall be an independent contractor and none of its employees shall be deemed employees of the Company by reason of this Agreement or the performance of its duties hereunder.  This Agreement is for the benefit of the Company and Yucaipa and shall not create third party beneficiary rights.

10.6                           Construction and Interpretation.  This Agreement shall not be construed for or against either party by reason of the authorship or alleged authorship of any provision hereof or by reason of the status of the respective parties.  This Agreement shall be construed reasonably to carry out its intent without presumption against or in favor of either party.  The natural persons executing this Agreement on behalf of each party have the full right, power and authority to do and affirm the foregoing warranty on behalf of each party and on their own behalf.  The captions on sections are provided for purposes of convenience and are not intended to limit, define the scope of or aid in interpretation of any of the provisions hereof.  References to a party or parties shall refer to the Company or Yucaipa, or both, as the context may require.  All pronouns and singular or plural references as used herein shall be deemed to have interchangeably (where the sense of the sentence requires) a masculine, feminine or neuter, and/or singular or plural meaning, as the case may be.

10.7                           Severability.  If any term, provision or condition of this Agreement is determined by a court or other judicial or administrative tribunal to be illegal, void or otherwise ineffective or not in accordance with public policy, the remainder of this Agreement shall not be affected thereby and shall remain in full force and effect and shall be construed in such manner so as to preserve the validity hereof and the substance of the transactions herein contemplated to the extent possible.

10.8                           Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

10.9                           Effectiveness.  This Agreement shall not be effective, and the rights and obligations of the respective parties hereto shall not commence, until the Closing, and in the event that, for any reason, the Closing shall not occur or the Purchase Agreement shall be terminated, this Agreement shall immediately thereupon be null, void and of no force and effect.

10.10                     Certain Definitions.  Capitalized terms used but not otherwise defined in this Agreement shall have the meanings given to them in the Purchase Agreement.

(signature page follows)

IN WITNESS WHEREOF, the parties hereto have caused this Management Services Agreement to be duly executed as of the date first above written.

THE YUCAIPA COMPANIES LLC, a Delaware limited liability company

By:	/s/ Robert P. Bermingham
	Name:	Robert P. Bermingham
	Title:	Vice President

S-1

Management Services Agreement

PATHMARK STORES, INC., a Delaware corporation

By:	/s/ Frank Vitrano
	Name:	Frank Vitrano
	Title:	President and Chief Financial Officer

S-2

Management Services Agreement